ULURU Inc.

Promissory note

Issuance Date: April 14, 2015 U.S. $550,000

This Promissory note (this “Note”) is issued pursuant to the terms of that certain Securities Purchase Agreement of even date herewith entered into between the Company (as defined below) and the Holder (as defined below).

FOR VALUE RECEIVED, ULURU Inc., a Nevada corporation (the “Company”), hereby promises to pay to the order of Inter-Mountain Capital Corp., a Delaware corporation, or its registered assigns (the “Holder”), the initial principal sum of $550,000 (the “Original Principal Amount”), and any additional advances and other amounts that may accrue under the terms of this Note as set forth herein when due, whether upon the Maturity Date, on any Installment Date with respect to the Installment Amount due on such Installment Date (each as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any Outstanding Balance (as defined below) at the applicable interest rate from the date set forth above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon any Installment Date, the Maturity Date or acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). Certain capitalized terms used herein are defined in Section 29.  For purposes hereof, the term “Outstanding Balance” means the Original Principal Amount, as reduced or increased, as the case may be, pursuant to the terms hereof for redemption, conversion, payment or otherwise, plus any accrued but unpaid Interest, collection and enforcements costs, and any other fees or charges (including without limitation Late Charges (as defined below)) incurred under this Note or under the Purchase Agreement.

1. PAYMENTS OF PRINCIPAL; PREPAYMENT. On each Installment Date (which includes the Maturity Date), the Company shall pay to the Holder an amount equal to the Installment Amount due on such Installment Date in accordance with Section 8. Additionally, so long as no Event of Default (as defined below) shall have occurred, the Company may, in its sole and absolute discretion and upon giving the Holder not less than five (5) Trading Days written notice (a “Prepayment Notice”), pay in cash all or any portion of the Outstanding Balance at any time prior to the Maturity Date, provided that in the event the Company elects to prepay all or any portion of the Outstanding Balance, it shall pay to the Holder 120% of the portion of the Outstanding Balance the Company elects to prepay. Upon paying 120% of such Outstanding Balance, this Note shall be deemed to be paid in full.

2. INTEREST; INTEREST RATE. The Company acknowledges that the Original Principal Amount of this Note exceeds the Purchase Price (as defined in the Purchase Agreement) and that such excess is the original issue discount of $50,000, which shall be fully earned and charged to the Company as of the Issuance Date and paid to the Holder as part of the Original Principal Amount as set forth in this Note. Interest on the Outstanding Balance of this Note shall accrue at the rate of ten percent (10%) per annum, provided that upon the occurrence and during the continuance of an Event of Default, Interest shall accrue on the Outstanding Balance at the rate of eighteen percent (18%) per annum as set forth in Section 4.2(c). All Interest calculations hereunder shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months and shall be payable in accordance with the terms of this Note.  Notwithstanding any provision to the contrary herein, in no event shall the applicable interest rate at any time exceed the maximum interest rate allowed under applicable law. All payments owing hereunder shall be in lawful money of the United States of America or Conversion Shares, as provided for herein, and delivered to Holder at the address furnished to the Company for that purpose. All payments shall be applied first to (a) costs of collection, if any, then to (b) fees and charges, if any, then to (c) accrued and unpaid Interest, and thereafter to (d) principal.

3. Certain Limitations and Requirements.

3.1. Limitations on Conversions.

(a) Notwithstanding anything to the contrary contained in this Note, the Company shall not effect any conversion of this Note or otherwise issue any shares of Common Stock pursuant to Section 8 hereof, to the extent (but only to the extent) that the Holder together with any of its Affiliates would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the Common Stock outstanding.  Notwithstanding the forgoing, at such times that the Market Capitalization of the Common Stock is less than Three Million and 00/100 Dollars ($3,000,000.00), the term “4.99%” shall be replaced in the preceding sentence with “9.99%”.  For purposes of this Agreement, the term “Market Capitalization of the Common Stock” shall mean the product equal to (i) the average VWAP of the Common Stock for the immediately preceding thirty (30) Trading Days, multiplied by (ii) the aggregate number of outstanding shares of Common Stock as reported on the Company’s most recently filed Form 10-Q or Form 10-K.

To the extent the limitation set forth in subsection (a) applies, the determination of whether this Note shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by the Holder or any of its Affiliates) and of which such securities shall be convertible, exercisable or exchangeable (as among all such securities owned by the Holder and its Affiliates) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission for conversion, exercise or exchange (as the case may be). No prior inability to convert this Note, or to issue shares of Common Stock, pursuant to this Section 3.1 shall have any effect on the applicability of the provisions of this Section 3.1 with respect to any subsequent determination of convertibility. For purposes of this Section 3.1, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(e) of the 1934 Act (as defined in the Purchase Agreement) and the rules and regulations promulgated thereunder. The provisions of this Section 3.1 shall be implemented in a manner otherwise than in strict conformity with the terms of this Section 3.1 to correct this Section 3.1 (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this Section 3.1 shall apply to a successor Holder of this Note. The holders of Common Stock shall be third party beneficiaries of this Section 3.1 and the Company may not waive this Section 3.1 without the consent of holders of a majority of its Common Stock. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock, including, without limitation, pursuant to this Note.

(b) Registration; Book-Entry. The Company shall maintain a register (the “Register”) for the recordation of the name and address of the holders of all or any portion of the Note and the principal amount of the Note held by such holder (the “Registered Note”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the holder shall treat each Person whose name is recorded in the Register as the owner of the Note for all purposes (including, without limitation, the right to receive payments of principal and Interest hereunder) notwithstanding notice to the contrary. The Registered Note may be assigned, transferred or sold in whole or in part only by registration of such assignment or sale on the Register. The Registered Note shall not be assigned, transferred or sold without the prior written consent of the Company, which shall not be unreasonably withheld; provided, however, that Holder may assign, transfer or sell the Registered Note to any third party related to, affiliated with, or having common ownership with Holder without the need to obtain the consent of the Company. Upon its receipt of a request to assign, transfer or sell all or part of the Registered Note by the holder thereof, accompanied by a legal opinion with respect to the legality of such transfer under the Securities Act (and to the extent required, to the extent consented to by the Company), the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 15. Notwithstanding anything to the contrary in this Section 3.1, the Holder may assign this Note or any portion thereof to its Affiliate without delivering a request to assign or sell this Note to the Company and the recordation of such assignment or sale in the Register (a “Related Party Assignment”); provided, that (A) the Company may continue to deal solely with such assigning or selling Holder unless and until such Holder has delivered a request to assign or sell the Note or portion thereof to the Company for recordation in the Register; (B) the failure of such assigning or selling Holder to deliver a request to assign or sell such Note or portion thereof to the Company shall not affect the legality, validity, or binding effect of such assignment or sale; and (C) such assigning or selling Holder shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register (the “Related Party Register”) comparable to the Register on behalf of the Company, and any such assignment or sale shall be effective upon recordation of such assignment or sale in the Related Party Register.  Notwithstanding anything to the contrary set forth in this Section 3, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the entire Outstanding Balance of this Note is being converted by the Company or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and the Company shall maintain records showing the Outstanding Balance and Late Charges converted and/or paid (as the case may be) and the dates of such conversions and/or payments (as the case may be) or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

4. RIGHTS UPON EVENT OF DEFAULT.

4.1. Event of Default. Each of the following events shall constitute an “Event of Default”:

(a) Failure to Pay. The Company shall fail to make any payment when due and payable under the terms of this Note including, without limitation, any payment of costs, fees, interest, principal (including, without limitation, the Company’s failure to deliver any Installment Amount when due or to pay any redemption payments or amounts hereunder), or other amount due hereunder or under any other Transaction Document (as defined in the Purchase Agreement).

(b) Failure to Deliver Shares. The Company (or its transfer agent (the “Transfer Agent”) (i) fails to issue Pre-Installment Conversion Shares or Post-Installment Conversion Shares within the time periods required by Section 8; (ii) announces (or threatens in writing) that it will not honor its obligation to issue shares to Holder upon exercise by the Holder of the conversion rights of the Holder in accordance with Section 8 of this Note; (iii) fails to transfer or cause its Transfer Agent to transfer (issue) (electronically or in certificated form) any Post-Installment Conversion Shares, Pre-Installment Conversion Shares, Post-Installment Certificated Shares or Pre-Installment Certificated Shares, as applicable, issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by, and pursuant to the conditions of, this Note; (iv) directs its Transfer Agent not to transfer, or delays, impairs, and/or hinders its Transfer Agent in transferring (or issuing) (electronically or in certificated form) any Post-Installment Conversion Shares, Pre-Installment Conversion Shares, Post-Installment Certificated Shares or Pre-Installment Certificated Shares, as applicable, to be issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note; or (v) fails to remove (or directs its Transfer Agent not to remove or impairs, delays, and/or hinders its Transfer Agent from removing) any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any certificate for any Post-Installment Certificated Shares or Pre-Installment Certificated Shares as and when required by this Note following the receipt of the required legal opinion or at such time such resale of such shares is subject to an effective, and not suspended, Registration Statement (or makes any written announcement, statement or threat that it does not intend to honor any such obligations).

(c) Judgment.  A final judgment or judgments for the payment of money aggregating in excess of $100,000 are rendered against the Company and/or any of its Subsidiaries and which judgments are not, within thirty (30) calendar days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within thirty (30) calendar days after the expiration of such stay; provided, however, any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $100,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within thirty (30) calendar days of the issuance of such judgment.

(d) Breach of Obligations; Covenants. The Company or its Subsidiaries, if any, shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Note or any of the other Transaction Documents, including without limitation (i) all reporting covenants and covenants to timely file all required quarterly and annual reports and any other filings required pursuant to Rule 144, and (ii) strict compliance with all provisions of Sections 8, 10 and 12 of this Note.

(e) Breach of Representations and Warranties. Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of the Company to the Holder in writing included in this Note or in connection with any of the Transaction Documents, or as an inducement to the Holder to enter into this Note or any of the other Transaction Documents, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished.

(f) Receiver or Trustee. The Company shall make an assignment for the benefit of creditors, or apply for, or consent to, or otherwise be subject to, the appointment of a receiver, trustee, liquidator, assignee, custodian, sequestrator, or other similar official for a substantial part of its property or business.

(g) Failure to Pay Debts. If any of the Company’s assets are assigned to its creditors, or upon the occurrence of any default under, redemption of or acceleration prior to maturity of any Indebtedness of the Company or any of its Subsidiaries in an amount equal to $100,000 or more.

(h) Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company.

(i) Delisting of Common Stock. The suspension from trading or the failure of the Common Stock to be trading or listed (as applicable) on an Eligible Market for a period of five (5) consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365-day period.

(j) Liquidation. Any dissolution, liquidation, or winding up of the Company or any substantial portion of its business.

(k) Cessation of Operations. Any cessation of operations by the Company or the Company admits it is otherwise generally unable to pay its debts as such debts become due; provided, however, that any disclosure of the Company’s ability to continue as a “going concern” shall not be an admission that the Company cannot pay its debts as they become due.

(l) Maintenance of Assets. The failure by the Company to maintain any material intellectual property rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future).

(m) Financial Statement Restatement. The restatement of any financial statements filed by the Company with the SEC for any date or period from two years prior to the date of this Note and until this Note is no longer outstanding, if the result of such restatement would, by comparison to the unrestated financial statement, have constituted a material adverse effect on the rights of the Company with respect to this Note or the Purchase Agreement.

(n) Reverse Split. The Company effectuates a reverse split of its Common Stock without twenty (20) Trading Days prior written notice to the Holder.

(o) Replacement of Transfer Agent. In the event that the Company proposes to replace its Transfer Agent, the Company fails to provide, prior to the effective date of such replacement, a fully executed Transfer Agent Letter (as defined by the Purchase Agreement) in a form as required to be initially delivered pursuant to the Purchase Agreement (including but not limited to the provision to irrevocably reserve shares of Common Stock in the amount of the Share Reserve) signed by the successor transfer agent and delivered to the Company and the Holder.

(p) Governmental Action. If any governmental or regulatory authority takes or institutes any action against the Company, a Subsidiary, or an executive officer or director of the Company that will materially affect the Company’s financial condition, operations or ability to pay or perform the Company’s obligations under this Note.

(q) Share Reserve. The Company’s failure to maintain the Share Reserve (as defined in the Purchase Agreement).

(r) Certification of Equity Conditions. A false or inaccurate certification (including, without limitation, a false or inaccurate deemed certification) by the Company that the Equity Conditions are satisfied, that there has been no Equity Conditions Failure or as to whether any Event of Default has occurred.

(s) DWAC Eligibility. The failure of the Company’s Common Stock to be DWAC Eligible at any time during which the Company has obligations under this Note.

(t) Cross Default.  Notwithstanding anything to the contrary contained in this Note or the other Transaction Documents, a breach or default by the Company of any covenant or other term or condition contained in (i) any of the other Transaction Documents, or (ii) any Other Agreements (defined below); shall, at the option of the Holder, be considered a default under this Note, in which event the Holder shall be entitled (but in no event required) to apply all rights and remedies of the Holder under the terms of this Note. The Company hereby agrees to notify the Holder in writing within three (3) Trading Days after any such default; provided, however, any filing of an 8-K that identifies any such default shall not be deemed notice under this Section 4.1(t). “Other Agreements” means, collectively, (1) all existing and future agreements and instruments between, among or by the Company (or a Subsidiary), on the one hand, and the Holder (or an Affiliate of Holder), on the other hand, or (2) any financing agreement or a material agreement that affects the Company’s ongoing business operations.  For the avoidance of doubt, all existing and future loan transactions between the Company and the Holder and its Affiliates will be cross-defaulted with each other loan transaction and with all other existing and future debt of the Company to the Holder.

Each subsection of this Section 4.1 shall be interpreted and applied independently, and no such subsection shall be deemed to limit or qualify any other subsection in any manner whatsoever.

4.2. Notice of an Event of Default; Redemption Right.

(a) Upon the occurrence of an Event of Default, the Company shall within one (1) Trading Day deliver written notice thereof via facsimile and overnight courier (with next day delivery specified) (an “Event of Default Notice”) to the Holder.

(b) At any time and from time to time (i) after the fifteenth (15th) day following the earlier of the Holder’s receipt of an Event of Default Notice pertaining to any Event of Default occurring under any of Sections 4.1(c), (d), (e), (i), (l), (p) or (s) above, and the Holder becoming aware of any such Event of Default, if such Event of Default is not cured by such fifteenth (15th) day, or (ii) after the earlier of the Holder’s receipt of an Event of Default Notice pertaining to any Event of Default occurring under any provision of Section 4.1 not specifically referenced immediately above in this Section 4.2(b), and the Holder becoming aware of any such Event of Default, the Holder may require the Company to redeem (regardless of whether such Event of Default has been cured) all or any portion of this Note (the “Event of Default Redemption Right”) by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of the Outstanding Balance the Holder is electing to redeem (the “Default Redemption Amount”).  Each portion of this Note subject to the Event of Redemption Right shall be redeemed by the Company at a price equal to the Event of Default Redemption Price (as defined below). The “Event of Default Redemption Price” shall equal the Default Redemption Amount multiplied by the Redemption Premium; provided, however, that the Redemption Premium may only be applied in computing the Event of Default Redemption Price with respect to the first two Events of Default under this Agreement, and not to any subsequent Events of Default.  Redemptions required by this Section 4.2(b) shall be made in accordance with the provisions of Section 10. To the extent redemptions required by this Section 4.2(b) are deemed or determined by a court of competent jurisdiction to be prepayments of this Note by the Company, such redemptions shall be deemed to be voluntary prepayments, but such deemed voluntary prepayments shall not be subject to the prepayment provision in  Section 1 hereof. In the event of a partial redemption of this Note pursuant hereto, the applicable Default Redemption Amount shall be deducted from the Installment Payment(s) set forth in the Event of Default Redemption Notice.

(c) Upon the occurrence of any Event of Default, this Note shall then accrue interest at the rate of 1.5% per month (or 18% per annum), compounding daily, whether before or after judgment; provided, however, that notwithstanding any provision to the contrary herein, in no event shall the applicable interest rate at any time exceed the maximum interest rate allowed under applicable law.

(d) Notwithstanding any other provision to the contrary contained herein, upon the occurrence of an Event of Default occurring under Section 4.1(h) due to the institution by or against the Company of any bankruptcy proceeding for relief under any bankruptcy law or any law for the relief of debtors, without the need for any further notice or action by any party hereunder, the Company shall automatically be required to immediately redeem the entire Outstanding Balance of this Note at a price equal to such Outstanding Balance multiplied by the Redemption Premium.

5. RIGHTS UPON FUNDAMENTAL TRANSACTION.

5.1. Consent. So long as this Note remains outstanding, the Company shall not close a Fundamental Transaction without the Holder’s prior written consent thereto.

5.2. Notice of a Fundamental Transaction; Redemption Right. No later than ten (10) Trading Days prior to the consummation of a Fundamental Transaction (or if the Company is not party to such Fundamental Transaction, within one (1) Trading Day of the Company becoming aware of the same), but not prior to the public announcement of such Fundamental Transaction, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Fundamental Transaction Notice”). At any time during the period beginning after the Holder’s receipt of a Fundamental Transaction Notice or the Holder becoming aware of a Fundamental Transaction if a Fundamental Transaction Notice is not delivered to the Holder in accordance with the immediately preceding sentence (as applicable) and ending on the closing date of such Fundamental Transaction, the Holder may require the Company to redeem all or any portion of this Note (the “Fundamental Transaction Redemption Right”) by delivering written notice thereof (“Fundamental Transaction Redemption Notice”) to the Company, which Fundamental Transaction Redemption Notice shall indicate the portion of the Outstanding Balance the Holder is electing to redeem. The portion of this Note subject to redemption pursuant to this Section 5 shall be redeemed by the Company in cash at a price equal to the Redemption Premium multiplied by the amount being redeemed (the “Fundamental Transaction Redemption Price”).  Redemptions required by this Section 5 shall be made in accordance with the provisions of Section 10 and shall have priority to payments to stockholders in connection with such Fundamental Transaction. To the extent redemptions required by this Section 5.2 are deemed or determined by a court of competent jurisdiction to be prepayments of this Note by the Company, such redemptions shall be deemed to be voluntary prepayments, but not subject to the prepayment provision in Section 1 hereof. In the event of a partial redemption of this Note pursuant hereto, the principal amount redeemed shall be deducted from the Installment Payment(s) set forth in the Fundamental Transaction Redemption Notice.

5.3. Paid in Full.  Notwithstanding anything to the contrary in Section 5, if the purchaser(s) in any such Fundamental Transaction have agreed to prepay this Note in full in the manner prescribed in Section 1 of this Note in connection with the consummation of the Fundamental Transaction (but with a prepayment premium of 125% rather than 120%), and provide notice to the Holder of such intent (which notice may be conditioned upon the closing of the Fundamental Transaction) at least ten (10) Trading Days prior to the consummation of the Fundamental Transaction, no consent of the Holder shall be required for the Company to enter into or be a party to a Fundamental Transaction, and prepayment of any Outstanding Balance in the manner described above in this Section 5.3 shall be permitted; provided, however, that unless otherwise pre-approved in writing by the Holder, in no case shall any Fundamental Transaction be consummated prior to such prepayment of this Note.  For the avoidance of any doubt, nothing in this Section 5.3 shall restrict the Holder’s ability to exercise its Fundamental Transaction Redemption Right pursuant to and in accordance with Section 5.2 above, notwithstanding any notice from any purchaser in any Fundamental Transaction that may be received by the Holder.

6. DISTRIBUTION OF ASSETS; RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

6.1. Distribution of Assets. Without the prior written consent of Holder, the Company agrees not to declare or make any dividend or other distributions of its assets (or rights to acquire its assets) to any or all holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction).

6.2. Purchase Rights. In addition to any adjustments pursuant to Section 7 below, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage).

6.3. Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Note (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) using a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Holder. The provisions of this Section 6 shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note.

7. RIGHTS UPON ISSUANCE OF SECURITIES.

7.1. Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. Without limiting any provision of Section 5, if the Company at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. Without limiting any provision of Section 5, if the Company at any time on or after the Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 7.1 shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 7.1 occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event.

7.2. Other Events. In the event that the Company (or any Subsidiary) shall take any action to which the provisions hereof are not strictly applicable, or, if applicable, would not operate to protect the Holder from dilution or if any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s board of directors shall in good faith determine and implement an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder, provided that no such adjustment pursuant to this Section 7.2 will increase the Conversion Price as otherwise determined pursuant to this Section 7, provided further that if the Holder does not accept such adjustments as appropriately protecting its interests hereunder against such dilution, then the Company’s board of directors and the Holder shall agree, in good faith, upon an independent investment bank of nationally recognized standing to make such appropriate adjustments, whose determination shall be final and binding and whose fees and expenses shall be borne by the Company.

8. COMPANY INSTALLMENT CONVERSION OR REDEMPTION. Beginning on the earlier of the date that is one hundred twenty (120) calendar days after the Issuance Date (the “Initial Installment Date”), and on each applicable Installment Date thereafter, the Company shall pay to the Holder of this Note the applicable Installment Amount due on such date by converting such Installment Amount in accordance with this Section 8 (a “Company Conversion”); provided, however, the Company may, at its option as described below, pay all or any part of such Installment Amount by redeeming such Installment Amount in cash (a “Company Redemption”) or by any combination of a Company Conversion and a Company Redemption so long as the entire amount of such Installment Amount due shall be converted and/or redeemed by the Company on the applicable Installment Date, subject to the provisions of this Section 8; provided further that the Company shall not be entitled to effect a Company Conversion with respect to any portion of such Installment Amount and shall be required to pay the entire amount of such Installment Amount in cash pursuant to a Company Redemption if on the applicable Installment Notice Due Date or on the applicable Installment Date (as the case may be) there is an Equity Conditions Failure, and such failure is not waived by Holder as permitted herein.

8.1. General. On or prior to the date which is the twenty-third (23rd) Trading Day prior to each Installment Date, or, if at such time the Company’s Common Stock is not DWAC Eligible, the date which is the thirtieth (30th) Trading Day prior to each Installment Date (each, as applicable, an “Installment Notice Due Date”), the Company shall deliver written notice in substantially the form of Exhibit A (each, a “Company Installment Notice” and the date the Holder receives or is deemed to receive such notice is referred to as to the “Company Installment Notice Date”), to the Holder and such Company Installment Notice shall (i) either (A) confirm that the applicable Installment Amount of this Note shall be converted in whole pursuant to a Company Conversion or (B) (1) state that the Company elects to redeem, or is required to redeem in accordance with the provisions of this Note, in whole or in part, the applicable Installment Amount pursuant to a Company Redemption and (2) specify the portion of the applicable Installment Amount which the Company elects, or is required to redeem, pursuant to a Company Redemption (such amount to be redeemed in cash, the “Company Redemption Amount”) and the portion of the applicable Installment Amount, if any, with respect to which the Company will, and is permitted to, effect a Company Conversion (such amount of the applicable Installment Amount so specified to be so converted pursuant to this Section 8 is referred to herein as the “Company Conversion Amount”), which amounts when added together, must equal the entire applicable Installment Amount, and (ii) if the applicable Installment Amount is to be paid, in whole or in part, pursuant to a Company Conversion, certify that there is not an Equity Conditions Failure as of the date of the applicable Company Installment Notice.  Each Company Installment Notice shall be irrevocable and may not be revoked by the Company. If the Company does not timely deliver a Company Installment Notice in accordance with this Section 8 with respect to a particular Installment Date, then the Company shall be deemed to have delivered on the latest possible Installment Notice Due Date an irrevocable Company Installment Notice confirming a Company Conversion of the entire Installment Amount payable on such Installment Date and shall be deemed to have certified that there is not an Equity Conditions Failure on the applicable Installment Notice Due Date and the applicable Installment Date. No later than three (3) Trading Days after delivery or deemed delivery (as applicable) of the applicable Company Installment Notice setting forth a Company Conversion Amount, the Company shall deliver to the Holder’s account via DTC/Fast Program the Pre-Installment Conversion Shares, and as to which the Holder shall be the owner thereof as of such time of delivery or deemed delivery (as the case may be) of such Company Installment Notice. The applicable Company Conversion Amount (whether set forth in the applicable Company Installment Notice or by operation of this Section 8) shall be converted in accordance with Section 8.2 and the applicable Company Redemption Amount shall be redeemed in accordance with Section 8.3. If the Company is not DWAC Eligible, then Pre-Installment Conversion Shares shall be delivered pursuant to Section 8.4 hereof. If an Equity Conditions Failure has occurred, then the Company shall identify each such Equity Conditions Failure in the Company Installment Notice and request a waiver from Holder pursuant to Section 8.5 hereof.

8.2. Mechanics of Company Conversion. Subject to Section 3.1(a), if the Company delivers a Company Installment Notice and elects, or is deemed to have delivered a Company Installment Notice and deemed to have elected, in whole or in part, a Company Conversion in accordance with Section 8.1, then the remainder of this Section 8.2 shall apply. Notwithstanding anything else in this Section to the contrary, if an Equity Conditions Failure has occurred, then the Company shall identify each such Equity Conditions Failure in the Company Installment Notice and request a waiver from Holder pursuant to Section 8.5 hereof. If such waiver is obtained, then the remainder of this Section 8.2 shall apply.

(a) Provided that there is no Equity Conditions Failure as of the applicable Installment Date (or any such failure is waived as permitted herein) and a Company Conversion is not otherwise prohibited under any other provision of this Note, no later than two (2) Trading Days after each Installment Date, the Company shall deliver to the Holder’s account via DTC/Fast Program a number of shares of Common Stock equal to the amount, if any, by which the Post-Installment Conversion Shares exceed the Pre-Installment Conversion Shares previously delivered to Holder.  To facilitate this calculation, and agreement thereon by the Company and the Holder, the Holder may, in its sole discretion, deliver to the Company on or before each Installment Date a True-Up Notice substantially in the form attached hereto as Exhibit B calculating the number of Post-Conversion Shares. So long as no Event of Default has occurred regarding payment, conversion or redemption under this Note (each a “Payment Default”), if the Pre-Installment Conversion Shares on the applicable Installment Date exceed the Post-Installment Conversion Shares, then the excess will be applied towards the next Pre-Installment Conversion Shares to be issued by the Company (unless the Outstanding Balance has been reduced to zero, in which case Holder will return such excess shares to the Company).  If a Payment Default has occurred and the Pre-Installment Conversion Shares for the applicable Installment Date exceed the Post-Installment Conversion Shares, then Holder shall not be required to return to the Company any of the excess shares or apply such excess shares to any future issuance or conversion of shares hereunder.

(b) If an Event of Default occurs during any applicable Company Conversion Measuring Period (defined below), then Holder may elect to either (i) return any Pre-Installment Conversion Shares delivered in connection with the applicable Installment Date or (ii) retain such Pre-Installment Conversion Shares but only reduce the Company Conversion Amount used to calculate the Pre-Installment Shares (and thereby only reduce the Outstanding Balance) by the product of (A) the Company Conversion Amount applicable to such Installment Date multiplied by (B) the Conversion Share Ratio (as defined in Section 29.8 below). “Company Conversion Measuring Period” means the period beginning on the applicable Installment Notice Due Date and ending on the applicable Installment Date.

(c) If there is an Equity Conditions Failure as of such Installment Date that is not waived as permitted herein or a Company Conversion is not otherwise permitted under any other provision of this Note, then, at the option of the Holder designated in writing to the Company, the Holder may require the Company to do any one or more of the following:

(i) the Company shall redeem all or any part designated by the Holder of the unconverted Company Conversion Amount (such designated amount is referred to as the “Designated Redemption Amount”) and the Company shall pay to the Holder within three (3) Trading Days of such Installment Date, by wire transfer of immediately available funds, an amount in cash equal to the Redemption Premium multiplied by the Designated Redemption Amount (the “Designated Redemption Price”) (if the Company fails to pay the Designated Redemption Price by the third (3rd) Trading Day following such written notice to the Company, then such failure to pay shall be an Event of Default under Section 4.1(a) hereof), and/or

(ii) the Company Conversion shall be null and void with respect to all or any part designated by the Holder of the unconverted Company Conversion Amount and the Holder shall be entitled to all the rights of a holder of this Note with respect to such designated part of the Company Conversion Amount; provided, however, the Conversion Price for such designated part of such unconverted Company Conversion Amount shall thereafter be adjusted to equal the lesser of (Y) the Default Conversion Price as in effect on the date on which the Holder voided the Company Conversion and (Z) the Default Conversion Price that would be in effect on the date on which the Holder delivers a subsequent Conversion Notice relating thereto as if such date was an Installment Date.

8.3. Mechanics of Company Redemption. If the Company elects, or is required to elect, a Company Redemption, in whole or in part, in accordance with Section 8.1, then the Company Redemption Amount, if any, which is to be paid to the Holder on the applicable Installment Date shall be redeemed by the Company on such Installment Date in an amount of cash, and the Company shall pay to the Holder on such Installment Date, by wire transfer of immediately available funds an amount, equal to the applicable Company Redemption Amount. If the Company fails to pay the applicable Company Redemption Amount on the applicable Installment Date, then, at the option of the Holder designated in writing to the Company (any such designation shall be a “Conversion Notice” for purposes of this Note), the Holder may require the Company to convert all or any part of the Company Redemption Amount at the Default Conversion Price (determined as of the date of such designation as if such date were an Installment Date).

8.4. DWAC Eligible. If the Company is not DWAC Eligible, or if the Common Stock is not otherwise eligible for such program, then shares required to be issued to the Holder under this Section 8 shall be issued as follows:

(a) No later than two (2) Trading Days after delivery or deemed delivery (as applicable) of the applicable Company Installment Notice setting forth a Company Conversion Amount, the Company shall deliver to the Holder via reputable overnight courier the Pre-Installment Conversion Shares by original share certificate, registered in the name of the Holder or its designee (the “Pre-Installment Certificated Shares”); provided, however, that so long as shares are not provided electronically to the Holder under Section 8, the Pre-Installment Certificated Shares shall equal two (2) times the number of Pre-Installment Conversion Shares that would otherwise be transferred electronically to the Holder.

(b)  Upon receiving the Pre-Installment Certificated Shares, the Holder agrees to promptly deposit such shares into its brokerage account and take reasonable efforts to cause such shares to become “free trading” (i.e., not subject to the transferability restrictions under Rule 144). The Holder will notify the Company by email within two (2) Trading Days after the applicable Pre-Installment Certificated Shares become “free trading” (the date such notice is sent to the Company is referred to as the “Free Trading Notice Date”). The date that is thirty (30) Trading Days after the Free Trading Notice Date is referred to herein as the “Certificated Shares Installment Date”).

(c) The “Post-Installment Certificated Shares” shall be one (1) times the greater of (A) the Post-Installment Conversion Shares calculated using the applicable Installment Date, and (B) the Post-Installment Conversion Shares calculated using the Certificated Shares Installment Date (as if such date were the designated Installment Date).

(d) Provided that there is no Equity Conditions Failure as of the Certificated Shares Installment Date (or such failure is waived as permitted herein) and a Company Conversion is not otherwise prohibited under any other provision of this Note, no later than two (2) Trading Days after the applicable Certificated Shares Installment Date, the Company shall deliver to the Holder via reputable overnight courier the Post-Installment Certificated Shares, less the Pre-Installment Certificated Shares previously delivered to the Holder, by original share certificate, registered in the name of the Holder or its designee. If the Pre-Installment Certificated Shares for the applicable Certificated Shares Installment Date exceed the Post-Installment Certificated Shares, the excess will be applied towards the next Pre-Installment Conversion Shares to be issued by the Company (unless the Outstanding Balance has been reduced to zero, in which case Holder will return such excess shares to the Company).

8.5. Waiver of Equity Conditions Failure. Notwithstanding anything in the Note to the Contrary, the Holder may waive in writing any Equity Conditions Failure, except for the Non-Waivable Equity Conditions (defined below).  For purposes of this Section 8, “Non-Waivable Equity Conditions” refer to (A) the Equity Condition set forth in Section 29.20(iv) (indicating that Holder may not own more than the Maximum Percentage set forth in Section 3.1 of the Note), and (B) the Equity Condition set forth in Section 29.20(v) (Common Stock may be issued without violating the rules of the Eligible Market). Any such waiver shall only be made for the purposes of permitting a Company Conversion to occur under this Section 8 and shall not be deemed a waiver of the underlying default or a continuing waiver of a future Equity Conditions Failure. Any such waiver shall not excuse the Company from the performance of any of its current or future obligations under the Note.

8.6. Preparation of Company Installment Notice. Because of the complexity of the calculations contemplated under this Note, the Holder may, at its sole discretion, prepare the Company Installment Notice for the benefit of the Company, including the calculation of Pre-Installment Conversion Shares, Post-Installment Conversion Shares, the Pre-Installment Certificated Shares, Post-Installment Certificated Shares, etc.; provided, however, that no error or mistake in the preparation of such information may be deemed a waiver of the Holder’s right to enforce the terms of this Note, even if such error or mistake arises from the Holder’s own calculation. Nothing in this Section shall be deemed an obligation of the Holder to prepare any such information, or a waiver of any of its rights and remedies under this Note.

8.7. Transfer Fees. The Company shall pay any and all transfer, stamp, issuance and similar taxes that may be payable with respect to the issuance and delivery of Pre-Installment Conversion Shares, Post-Installment Conversion Shares, Pre-Installment Certificated Shares, and Post-Installment Certificated Shares. Any amounts paid by the Holder to the Transfer Agent on the Company’s behalf shall be added to the Outstanding Balance (it is the parties intention that any such amounts shall be deemed to tack back to the Issuance Date for Rule 144 purposes).

9. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation (as defined in the Purchase Agreement), bylaws, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon conversion of this Note above the Conversion Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of this Note, and (iii) shall, so long as this Note is outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of this Note, the maximum number of shares of Common Stock as shall from time to time be necessary to effect the conversion of this Note (without regard to any limitations on conversion).

10. HOLDER’S REDEMPTIONS. The Company shall deliver the applicable Event of Default Redemption Price to the Holder in cash within three (3) Trading Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice. If the Holder has submitted a Fundamental Transaction Redemption Notice in accordance with Section 5.2, the Company shall deliver the applicable Fundamental Transaction Redemption Price to the Holder in cash concurrently with the consummation of such Fundamental Transaction if such notice is received prior to the consummation of such Fundamental Transaction and within three (3) Trading Days after the Company’s receipt of such notice otherwise.  In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the amount that was submitted for redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid. Notwithstanding anything in this Note to the contrary, such failure of the Company to pay the Redemption Price under this Section 10 shall not be considered a separate Event of Default hereunder.  Upon the Company’s receipt of such notice, (y) the applicable Redemption Notice shall be null and void with respect to such amount submitted for redemption, and (z) the Outstanding Balance of this Note as of the date of the Redemption Notice shall be increased by an amount equal to (1) the applicable Event of Default Redemption Price or Fundamental Transaction Redemption Price (as the case may be) minus (2) the principal portion of the Outstanding Balance submitted for redemption, and the entire amount of such increase shall be added to the outstanding balance.

11. VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by law and as expressly provided in this Note.

12. COVENANTS. Until this Note has been converted, redeemed or otherwise satisfied in accordance with its terms:

12.1. Incurrence of Indebtedness. Except with respect to the Indebtedness evidenced by this Note, the Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness that involves issuing Company securities that are convertible into Common Stock (including without limitation selling convertible debt, warrants or convertible preferred stock) (i) with conversion, exercise or similar mechanics or reset provisions that vary according to the market price of the Common Stock without a floor at or higher than $0.35 or (ii) at a fixed price which is lower than $0.35, without the prior written consent of the Holder, which consent may be withheld at the sole discretion of the Holder.

12.2. Existence of Liens. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance (collectively, “Liens”), upon any of the assets owned by the Company or any of its Subsidiaries, other than Permitted Liens.

12.3. Cash Dividend. So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, pay cash dividends or distributions on any equity securities of the Company or of its Subsidiaries.

12.4. Restricted Payments. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness, whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, (i) an event constituting an Event of Default has occurred and is continuing or (ii) an event that with the passage of time and without being cured would constitute an Event of Default has occurred and is continuing.

12.5. Restriction on Redemption. Until this Note has been converted, redeemed or otherwise satisfied in accordance with its terms, the Company shall not, directly or indirectly, redeem or repurchase its capital stock without the prior express written consent of the Holder.

12.6. Restriction on Transfer of Assets. Except as provided in Section 5.3, the Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, sell, lease, license, assign, transfer, convey or otherwise dispose of any of the assets or rights of the Company or any Subsidiary owned or hereafter acquired, whether in a single transaction or a series of related transactions, other than (A) sales, leases, licenses, assignments, transfers, conveyances and other dispositions of such assets or rights supported by fair market value consideration as determined in the reasonable discretion of the board of directors or the Chief Executive Officer of the Company or its Subsidiary, as the case may be, or (B) sales of inventory in the ordinary course of business.

12.7. Intellectual Property.  The Company shall not, and the Company shall not permit any of its Subsidiaries, directly or indirectly, to encumber or allow any Liens on, any of its copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of the Company and its Subsidiaries connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, other than Permitted Liens.

12.8. Maturity of Indebtedness. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, permit any Indebtedness of the Company or any of the Subsidiaries to mature or accelerate prior to the Maturity Date.

12.9. Change in Nature of Business. The Company shall not directly or indirectly engage in any material line of business substantially different from those lines of business conducted by or publicly contemplated to be conducted by the Company on the Issuance Date or any business substantially related or incidental thereto. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, modify its or their corporate structure or purpose if such modification may have a material adverse effect on any rights of, or benefits to, the Holder under any of the Transaction Documents.

12.10. Preservation of Existence, Etc.  The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

12.11. Maintenance of Properties, Etc.  The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of the assets of the Company, in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

12.12. Maintenance of Insurance.  The Company shall maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to the assets of the Company and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

12.13. Transactions with Affiliates.  The Company shall not, nor shall it permit any of its Subsidiaries to, enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof.

12.14. Maintenance of Registration/Issuer. From the date hereof until all the Conversion Shares either have been sold by the Holder, or may permanently be sold by the Holder without any restrictions pursuant to Rule 144, (the “Registration Period”) the Company shall file with the Securities and Exchange Commission (the “SEC”) in a timely manner all required reports under Sections 13 or 15(d) of the 1934 Act, as amended, and such reports shall conform to the requirement of the 1934 Act and the SEC for filing thereunder. During the Registration Period, the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would otherwise permit such termination.

12.15. Company Statements. The Company shall furnish to the Holder so long as the Holder owns Common Stock, promptly upon request, (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to permit the Holder to sell such securities pursuant to Rule 144 without registration.

12.16. Status as an Issuer. During the Registration Period, the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would otherwise permit such termination.

12.17. Listing Status. The Common Stock shall be listed or quoted for trading on an Eligible Market. The Company shall promptly secure the listing of all of its securities issuable under the terms of the Transaction Documents upon each national securities exchange and automated quotation system, if any, upon which the Common Stock is then listed (subject to official notice of issuance) and shall maintain such listing of all securities from time to time issuable under the terms of the Transaction Documents.

13. AMENDING THE TERMS OF THIS NOTE. The prior written consent of the Holder shall be required for any change or amendment to this Note.

14. TRANSFER. This Note and any shares of Common Stock issued upon conversion of this Note may be offered, sold, assigned or transferred by the Holder only as permitted by the Securities Act of 1933, as amended (the “Securities Act”).  This Note may be sold, assigned or transferred only with the written consent of the Company, which shall not be unreasonably withheld; provided, however that Holder may assign, transfer or sell this Note to any third party related to, affiliated with, or having common ownership with Holder without the need to obtain the consent of the Company.  Shares of Common Stock issued upon conversion of the Note may be offered, sold, assigned or transferred by the Holder in any manner permitted by the Securities Act.

15. REISSUANCE OF THIS NOTE.

15.1. Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 15.4), registered as the Holder may request, representing the Outstanding Balance being transferred by the Holder and, if less than the entire Outstanding Balance is being transferred, a new Note (in accordance with Section 15.4) to the Holder representing the Outstanding Balance not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, following conversion or redemption of any portion of this Note, the Outstanding Balance may be less than the Original Principal Amount stated on the face of this Note.

15.2. Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 15.4) representing the Outstanding Balance.

15.3. Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 15.4 and in principal amounts of at least $50,000) representing in the aggregate the Outstanding Balance of this Note, and each such new Note will represent such portion of such Outstanding Balance as is designated by the Holder at the time of such surrender.

15.4. Issuance of New Notes. Subject to Section 10, whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Outstanding Balance (or in the case of a new Note being issued pursuant to Section 15.1 or Section 15.3, the portion of the Outstanding Balance designated by the Holder which, when added to the outstanding balance represented by the other new Notes issued in connection with such issuance, does not exceed the Outstanding Balance under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest and Late Charges and other increases to the Outstanding Balance as permitted hereunder, from the Issuance Date.

16. REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies, including all charges, fees, and collection costs, provided for in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note (including, without limitation, compliance with Section 7).

17. PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the reasonable costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, attorneys’ fees and disbursements. The Company expressly acknowledges and agrees that no amounts due under this Note shall be affected, or limited, by the fact that the Purchase Price paid for this Note was less than the Original Principal Amount.

18. CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note. Terms used in this Note but defined in the other Transaction Documents shall have the meanings ascribed to such terms on the Issuance Date in such other Transaction Documents unless otherwise consented to in writing by the Holder.

19. FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

20. DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Conversion Price, Default Conversion Price, Pre-Installment Conversion Price, Conversion Rate, the Closing Bid Price, the VWAP or fair market value (as the case may be) or the arithmetic calculation of Conversion Shares or the applicable Redemption Price (as the case may be), the Company or the Holder (as the case may be) shall submit the disputed determinations or arithmetic calculations (as the case may be) via facsimile (i) within two (2) Trading Days after receipt of the applicable notice giving rise to such dispute to the Company or the Holder (as the case may be) or (ii) if no notice gave rise to such dispute, at any time after the Holder learned of the circumstances giving rise to such dispute (including, without limitation, as to whether any issuance or sale or deemed issuance or sale was an issuance or sale or deemed issuance or sale of Excluded Securities). If the Holder and the Company are unable to agree upon such determination or calculation within two (2) Trading Days of such disputed determination or arithmetic calculation (as the case may be) being submitted to the Company or the Holder (as the case may be), then the Company shall, within two (2) Trading Days, submit via facsimile (a) the disputed determination of the Conversion Price, Default Conversion Price, Pre-Installment Conversion Price, Conversion Rate, the Closing Bid Price, the VWAP or fair market value (as the case may be) to an independent, reputable investment bank selected by the Holder or (b) the disputed arithmetic calculation of the Conversion Shares or any Redemption Price (as the case may be) to the Company’s independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant (as the case may be) to perform the determinations or calculations (as the case may be) and notify the Company and the Holder of the results no later than ten (10) Trading Days from the time it receives such disputed determinations or calculations (as the case may be). Such investment bank’s or accountant’s determination or calculation with respect to the disputes set forth in this Section 20 (as the case may be) shall be binding upon all parties absent demonstrable error.

21. NOTICES; PAYMENTS.

21.1. Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the subsection of the Purchase Agreement titled “Notices.”  The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder at least fifteen (15) Trading Days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any grant, issuances, or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to all holders of shares of Common Stock, or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

21.2. Currency. All dollar amounts referred to in this Note are in United States Dollars (“U.S. Dollars”), and all amounts owing under this Note shall be paid in U.S. Dollars.  Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, unless otherwise expressly set forth herein, such payment shall be made in lawful money of the United States of America by a certified check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of the Holder, shall initially be as set forth in Section 13.18 of the Purchase Agreement), provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Trading Day, the same shall instead be due on the next succeeding day which is a Trading Day. Any amount due under the Transaction Documents which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of eighteen percent (18%) per annum from the date such amount was due until the same is paid in full (“Late Charge”).

22. CANCELLATION. After repayment or conversion of the entire Outstanding Balance, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

23. WAIVER OF NOTICE. To the extent permitted by law, the Company hereby irrevocably waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Purchase Agreement.

24. GOVERNING LAW. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Utah. Without modifying the parties obligations set forth in Section 25 below, the Company and the Holder hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Salt Lake City for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company or any of its Subsidiaries in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

25. ARBITRATION OF DISPUTES. Except as set forth in Section 20 above, the Company agrees that the Arbitration Provisions (as defined in the Purchase Agreement) set forth as an exhibit to the Purchase Agreement will apply to disputes arising under this Note.

26. SEVERABILITY. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with one or more valid provisions, the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

27. FEES AND CHARGES. The parties acknowledge and agree that upon Company’s failure to comply with the provisions of this Note, the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates, the Holder’s increased risk, and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any fees, charges, and interest due under this Note are intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not a penalty, and shall not be deemed in any way to limit any other right or remedy Holder may have hereunder, at law or in equity.

28. UNCONDITIONAL OBLIGATION. Subject to the terms of the Purchase Agreement, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place, and rate, and in the coin or currency or where contemplated herein in shares of its Common Stock, as applicable, as herein prescribed.  This Note is the direct obligation of the Company.

29. CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

29.1. “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

29.2. “Approved Stock Plan” means any stock option plan which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, officer or director for services provided to the Company.

29.3. “Deemed Consideration Value” means the value of the applicable Option or Convertible Security (as the case may be) shall be deemed to be 20% of the Market Price of the shares of Common Stock issuable upon the exercise of the applicable Option or conversion of the applicable Convertible Security.

29.4. “Bloomberg” means Bloomberg, L.P.

29.5. “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price (as the case may be) then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink OTC Markets Inc. (formerly Pink Sheets LLC). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price (as the case may be) of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 20. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

29.6. “Common Stock” means (i) the Company’s shares of common stock, $0.001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

29.7.  “Contingent Obligation” means as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

29.8. “Conversion Share Ratio” means as to any applicable Installment Date, the quotient of (i) the number of Pre-Installment Conversion Shares delivered in connection with such Installment Date divided by (ii) the number of Post-Installment Conversion Shares applicable to such Installment Date.

29.9. “Conversion Price” means the Market Price.

29.10. “Conversion Shares” means shares of Common Stock issuable by the Company upon any conversion of this Note, including without limitation, Pre-Installment Conversion Shares, Post-Installment Conversion Shares, Pre-Installment Certificated Shares, and Post-Installment Certificated Shares.

29.11. “Convertible Securities” means any stock, preferred stock, stock appreciation rights, phantom stock, equity related rights, equity linked rights, or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

29.12. “Current Subsidiary” means any Person in which the Company on the Issuance Date, directly or indirectly, (i) owns 50% or more of the outstanding capital stock or holds any equity or similar interest of such Person or (ii) controls or operates all or any part of the business, operations or administration of such Person, and all of the foregoing, collectively, “Current Subsidiaries.”

29.13. “Default Conversion Price” means, with respect to a particular date of determination, the lower of (i) the Conversion Price then in effect and (ii) the Market Price as of the specified Installment Notice Due Date or the Installment Date, as applicable. All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction during any applicable Measuring Period.

29.14. “DTC” means the Depository Trust Company.

29.15. “DTC/FAST Program” means the DTC’s Fast Automated Securities Transfer Program.

29.16. “DWAC” means Deposit Withdrawal at Custodian as defined by the DTC.

29.17. “DWAC Eligible” means that (i) the Common Stock is eligible at DTC for full services pursuant to the DTC’s Operational Arrangements, including without limitation transfer through DTC’s DWAC system, (ii) the Company has been approved (without revocation) by the DTC’s underwriting department, and (iii) the Transfer Agent is approved as an agent in the DTC/FAST Program.

29.18. “Eligible Market” means The New York Stock Exchange, NYSE MKT, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, the OTC Bulletin Board, the OTCQX or the OTCQB, or the Principal Market.

29.19. “Equity Conditions” means: (i) with respect to the applicable date of determination either (A) a Registration Statement is effective and the prospectus contained therein is available for the issuance by the Company to the Holder of all of the Conversion Share, or (B) all of the Conversion Shares are otherwise freely tradable under Rule 144 or without the need for registration under any applicable federal or state securities laws (in each case, disregarding any limitation on conversion of this Note); (ii) on each day during the period beginning one month prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), the Common Stock (including all of the Conversion Shares) is listed or designated for quotation (as applicable) on an Eligible Market and shall not have been suspended from trading on an Eligible Market (other than suspensions of not more than two (2) Trading Days and occurring prior to the applicable date of determination due to business announcements by the Company); (iii) on each day during the Equity Conditions Measuring Period, the Company shall have delivered all shares of Common Stock required to be delivered by the Company on a timely basis as set forth in this Note and the other Transaction Documents; (iv) any shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Section 3.1 hereof (the Holder acknowledges that the Company shall be entitled to assume that this condition has been met for all purposes hereunder absent written notice from the Holder); (v) any shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating the rules or regulations of the Eligible Market on which the Common Stock is then listed or designated for quotation (as applicable); (vi) on each day during the Equity Conditions Measuring Period, no public announcement of a pending, proposed or intended Fundamental Transaction shall have occurred which has not been abandoned, terminated or consummated; (vii) the Company shall have no knowledge of any fact that would reasonably be expected to cause any of the Conversion Shares to not be freely tradable without the need for registration under any applicable state securities laws (in each case, disregarding any limitation on conversion of this Note); (viii) on each day during the Equity Conditions Measuring Period, the Company otherwise shall have been in material compliance with each, and shall not have breached any, term, provision, covenant, representation or warranty of any Transaction Document; (ix) without limiting clause (viii) above, on each day during the Equity Conditions Measuring Period, there shall not have occurred an Event of Default or an event that with the passage of time or giving of notice would constitute an Event of Default; (x) the Company’s Common Stock shall remain DWAC Eligible as of each applicable Installment Date and the Company Installment Notice Date; (xi) on each Installment Date and Company Installment Notice Date, the average and median daily dollar volume of the Common Stock on its Principal Market for the previous twenty-three (23) Trading Days shall be greater than $12,500.00; and (xii) the ten (10) day average VWAP of the Common Stock is greater than $0.10.

29.20. “Equity Conditions Failure” means, with respect to a particular date of determination, that on any day during the period commencing twenty three (23) Trading Days immediately prior to such date of determination, the Equity Conditions have not been satisfied (or waived in writing by the Holder). If an Equity Conditions Failure is the result of an Event of Default, then the Equity Conditions Failure shall be deemed permanent and may not be cured by the Company.

29.21. “Excluded Securities” means any shares of Common Stock, options or convertible securities issued or issuable: (i) in connection with any Approved Stock Plan; provided that the option term, exercise price or similar provisions of any issuances pursuant to such Approved Stock Plan are not amended, modified or changed on or after the Issuance Date; (ii) in connection with mergers, acquisitions, strategic licensing arrangements, strategic business partnerships or joint ventures, in each case with non-affiliated third parties and otherwise on an arm’s-length basis, the purpose of which is not to raise additional capital; provided, that such third parties are not granted any registration rights; (iii) pursuant to the Transaction Documents; or (iv) to pay regular salaries of key employees or service providers as deemed necessary or appropriate by the Board of Directors to preserve cash.  Notwithstanding the foregoing, any Common Stock issued or issuable to raise capital for the Company or its Subsidiaries, directly or indirectly, in connection with any transaction contemplated by clause (ii) above, including, without limitation, securities issued in one or more related transactions or that result in similar economic consequences, shall not be deemed to be Excluded Securities.

29.22. “Fundamental Transaction” means that (i) (1) the Company or any of its Subsidiaries shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into (whether or not the Company or any of its Subsidiaries is the surviving corporation) any other Person, or (2) the Company or any of its Significant Subsidiaries shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other Person, or (3) the Company or any of its Subsidiaries shall, directly or indirectly, in one or more related transactions, allow any other Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (4) the Company or any of its Subsidiaries shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (5) the Company or any of its Subsidiaries shall, directly or indirectly, in one or more related transactions, reorganize, recapitalize or reclassify the Common Stock, or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Voting Stock of the Company.

29.23. “GAAP” means United States generally accepted accounting principles, consistently applied.

29.24. “Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including, without limitation, “capital leases” in accordance with GAAP (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

29.25. “Installment Amount” means $45,000.00, plus the sum of any accrued and unpaid Interest that has been added to the outstanding principal amount as of the applicable Installment Date under this Note and accrued and unpaid Late Charges that have been added to the outstanding principal amount, if any, under this Note as of the applicable Installment Date, and any other amounts accruing or owing to Holder under this Note as of such Installment Date (each, an “Installment Payment”); provided, however, that, if the remaining amount owing with respect to this Note as of the applicable Installment Date is less than the Installment Amount set forth above, then the Installment Amount for such final payment shall be reduced (and only reduced) by the amount necessary to cause such Installment Amount to equal such outstanding amount.  In the event the Holder shall sell or otherwise transfer any portion of this Note, the transferee shall be allocated a pro rata portion (based on the portion of the Note transferred compared with the Outstanding Balance of the Note as of the transfer date) of each unpaid Installment Amount hereunder.

29.26. “Installment Date” means the Initial Installment Date and the same day of each month thereafter (beginning the month following the month during which the Initial Installment Date occurs), until amounts outstanding under this Note are paid in full.  Notwithstanding any other provision contained herein, (x) if the Outstanding Balance is not paid on the Maturity Date, then in addition to any remedies available under the Transaction Documents, the Installment Dates will continue pursuant to the foregoing schedule until the Outstanding Balance is paid in full (thus requiring the Company to continue to provide Company Installment Notices to the Holder pursuant to Section 8 hereof), and (y) unless and until the Outstanding Balance has been converted or redeemed in full pursuant to the terms hereof, Installment Dates will continue pursuant to the foregoing schedule regardless of whether any Event of Default has occurred or the Company owes any Redemption Price to the Holder.

29.27. “Market Price” means 80% of the arithmetic average of the three (3) lowest VWAPs of the shares of Common Stock during the twenty (20) consecutive Trading Day period immediately preceding the date of such determination (the “Measuring Period”); provided, however, that if the arithmetic average of the three (3) lowest VWAPs of the shares of Common Stock during any twenty (20) consecutive Trading Day Period is less than $0.05, then “70%” shall thereafter be permanently substituted for “80%” immediately above in this definition of Market Price.   All such determinations are to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction during such Measuring Period.

29.28. “Maturity Date” shall mean the date that is sixteen (16) months following the Issuance Date; provided, however, that the Maturity Date may be extended at the option of the Holder in the event that, and for so long as, an Event of Default shall have occurred and be continuing or any event shall have occurred and be continuing that with the passage of time and the failure to cure would result in an Event of Default.

29.29. “New Subsidiary” means, as of any date of determination, any Person in which the Company after the Issuance Date, directly or indirectly, (i) owns or acquires 50% or more of the outstanding capital stock or holds any equity or similar interest of such Person or (ii) controls or operates all or any part of the business, operations or administration of such Person, and all of the foregoing, collectively, “New Subsidiaries.”

29.30. “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

29.31. “Permitted Liens” means (i) any Lien  (as defined herein) for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, and (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, and (iv) any Lien securing an obligation that does not mature in full prior to April 15, 2016.

29.32.  “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

29.33. “Post-Installment Conversion Shares” means that number of shares of Common Stock that would be required to be delivered pursuant to Section 8 on an applicable Installment Date without taking into account the delivery of any Pre-Installment Conversion Shares. The Post-Installment Conversion Shares are equal to the quotient of (i) the Company Conversion Amount divided by (ii) the Conversion Price as of the applicable Installment Date.

29.34.  “Pre-Installment Conversion Price” means, with respect to a particular date of determination, the Conversion Price for the applicable Company Installment Notice Date. All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction during any applicable Measuring Period.

29.35. “Pre-Installment Conversion Shares” means the number of shares of Common Stock to be delivered pursuant to Section 8.1 on the date of the applicable Company Installment Notice. The Pre-Installment Conversion Shares are equal to the quotient of (i) the Company Conversion Amount divided by (ii) the Pre-Installment Conversion Price as of the applicable date of the Company Installment Notice.

29.36. “Principal Market” means the OTCQB.

29.37. “Purchase Agreement” means that certain securities purchase agreement, dated as of the Issuance Date, by and between the Company and the Holder pursuant to which the Company issued this Note, as may be amended from time to time.

29.38. “Redemption Notices” means, collectively, Event of Default Redemption Notices and Fundamental Transaction Redemption Notices, and each of the foregoing, individually, a “Redemption Notice.”

29.39. “Redemption Premium” means 125%.

29.40. “Redemption Prices” means, collectively, Event of Default Redemption Prices and Fundamental Transaction Redemption Prices, and each of the foregoing, individually, a “Redemption Price.”

29.41. “Registrable Securities” means the Conversion Shares.

29.42. “Registration Statement” means a registration statement of the Company under the Securities Act of 1933, as amended, covering Registrable Securities on Form S-3, if the Company is then eligible to file using such form, and if not eligible, on Form S-1 or other appropriate form.

29.43. “SEC” means the United States Securities and Exchange Commission or the successor thereto.

29.44. “Significant Subsidiaries” means, as of any date of determination, collectively, all Subsidiaries that would constitute a “significant subsidiary” under Rule 1-02 of Regulation S-X promulgated by the SEC, and each of the foregoing, individually, a “Significant Subsidiary.”

29.45.  “Subsidiaries” means, as of any date of determination, collectively, all Current Subsidiaries and all New Subsidiaries, and each of the foregoing, individually, a “Subsidiary.”

29.46. “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder.

29.47. “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers, trustees or other similar governing body of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

29.48. “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink OTC Markets Inc. (formerly Pink Sheets LLC). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 20. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

30. DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, non-public information relating to the Company or any of its Subsidiaries, the Company shall within one (1) Trading Day after any such receipt or delivery publicly disclose such material, non-public information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, non-public information relating to the Company or any of its Subsidiaries, the Company so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, non-public information relating to the Company or its Subsidiaries.

31. MAXIMUM PAYMENTS. Nothing contained in this Note shall, or shall be deemed to, establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges under this Note exceeds the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

32. SECURITY. This Note is not secured.

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

THE COMPANY:

ULURU Inc.

By:              /s/ Kerry P. Gray
Name:         Kerry P. Gray
Title:           President and Chief Executive Officer

ACKNOWLEDGED, ACCEPTED AND AGREED:

Inter-Mountain Capital Corp.

By:       /s/ John M. Fife
  John M. Fife, President

[Signature page to Promissory note]

EXHIBIT A

ULURU Inc.
4452 Beltway Drive
Addison, Texas 75001

Inter-Mountain Capital Corp. Date: _____________
Attn: John Fife
303 East Wacker Dr., Suite 1200
Chicago, Illinois 60601
INSTALLMENT NOTICE

The above-captioned Company hereby gives notice to Inter-Mountain Capital Corp., a Delaware corporation (the “Holder”), pursuant to that certain Promissory note made by Borrower in favor of Lender on April 14, 2015 (the “Note”), of certain Company elections and certifications related to payment of the Installment Amount of $_________________ due on ___________, 201_ (the “Installment Date”). In the event of a conflict between this Company Installment Notice and the Note, the Note shall govern. Capitalized terms used in this notice without definition shall have the meanings given to them in the Note.

INSTALLMENT CONVERSION AND CERTIFICATIONS
AS OF THE INSTALLMENT DATE

A.	INSTALLMENT CONVERSION

A.	Installment Notice Due Date: ____________, 201_
B.	Installment Amount:	____________
C.	Portion of Installment Amount Company elected to pay in cash: ____________
D.	Portion of Installment Amount to be converted into Common Stock: ____________ (B minus C)
E.	Pre-Installment Conversion Price: _______________
F.	Pre-Installment Conversion Shares: _______________ (D divided by E)
G.	Remaining Outstanding Balance of Note: ____________ *
H.	Number of shares of Common Stock outstanding as of the date hereof: ____________

* Subject to adjustments for corrections, defaults, interest and other adjustments permitted by the Transaction Documents (as defined in the Purchase Agreement), the terms of which shall control in the event of any dispute between the terms of this Installment Notice and such Transaction Documents.

B.	EQUITY CONDITIONS CERTIFICATION

1.	Market Capitalization of the Common Stock:________________

(Check One)

2.	_________ Borrower herby certifies that no Equity Conditions Failure exists as of the Installment Notice Due Date.

3.	_________ Borrower hereby gives notice that an Equity Conditions Failure has occurred and requests a waiver from Lender with respect thereto. The Equity Conditions Failure is as follows:

____________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

Sincerely,

Borrower:

ULURU Inc.

By:

Name:

Title:

Exhibit A to Promissory note, Page

Exhibit A to Promissory note, Page

EXHIBIT B

Inter-Mountain Capital Corp.
303 East Wacker Drive, Suite 1200
Chicago, Illinois 60601

Date:_____________

ULURU Inc.
Attn: Kerry P. Gray, CEO
4452 Beltway Drive
Addison, Texas 75001
TRUE-UP NOTICE
Dear Kerry:

The above-captioned Holder hereby gives notice to ULURU Inc., a Nevada corporation (the "Company"), that the Holder received the Company’s election to convert the portion of the Note balance set forth below into fully paid and non-assessable shares of Common Stock of the Company as of the Installment Notice Due Date specified below, pursuant to terms outlined in that certain Secured Convertible Promissory Note made by the Company in favor of the Holder on April 14, 2015 (the "Note").

COMPANY CONVERSION CALCULATION

A.        Installment Notice Due Date: __________
B.        Installment Date: __________
C.        Installment Amount:   __________
D.        Portion of Installment Amount Paid in Cash: __________
E.        Portion of Installment Amount Converted into Stock: __________
F.        Conversion Price on Installment Notice Due Date: __________ (Market Price as of Installment Notice Due Date) - See calculation attached
G.        Pre-Installment Conversion Shares:_____ (E divided by F)
H.        Credit (if any) of Shares from Previous Installment True Up: __________
I.        Net Pre-Installment Conversion Shares: __________ (G minus H) (Already Issued)
J.        Conversion Price on Installment Date: __________ (Market Price as of Installment Due Date) - See calculation attached
K.        Post-Installment Conversion Shares: _______ (E divided by J)
L.        Net Post-Installment Conversion Shares: _______ (K minus H)
M.        If Net Post > Net Pre, Additional “True-Up Shares” to be delivered to Holder: ________
N.        If Net Pre > Net Post, credit in Shares to be rolled over to Installment: ________
O.        Remaining Note Balance as of Installment Date*:

* Subject to adjustments for corrections, defaults, interest and other adjustments permitted by the Transaction Documents (as defined in the Purchase Agreement), the terms of which shall control in the event of any dispute between the terms of this Installment Notice and such Transaction Documents.

Please transfer the Section 3 Conversion Shares electronically (via DWAC) to the following account:

Broker: Newport Coast Securities, Inc. DTC#: 0052 Account #: 4449-8928 Account Name: Inter-Mountain Capital Corp	Address: Attn: John Forte 180 Maiden Lane, 17th Floor New York, New York 10038

The Holder  confirms  that  this delivery  of  Pre-Installment  Conversion  Shares  will  not  cause it to exceed the Maximum Percentage.

[Further, the Holder notes that the Company has notified it of an Equity Conditions Failure and such failure has been waived for this Pre-Installment Conversion Share delivery.]

Please contact me at __________ or _______@chicagoventure.com if you have any questions. Sincerely,

Holder: INTER-MOUNTAIN CAPITAL CORP.

By:___________________________________

Name:_________________________________

Title:__________________________________

[Calculations to be Attached]